Exhibit 99.2

Press Release Dated October 31, 2005

Earnings Release

Investor Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

Media Contact:	Ken Plonski
(239) 498-8691
kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports 38% Rise in Third Quarter 2005 Earnings

Third Quarter Financial Highlights:

•	Net income: $39.7 million – up 38.3%
•	Diluted EPS: $0.85 – up 37.1%
•	Revenues: $621.9 million – up 31.7%
•	New orders: $667.0 million – down 3.3%
•	Backlog: $2.51 billion – up 34.2%
•	Hurricane Wilma expected to negatively impact results for the fourth quarter
•	Lowering 2005 EPS guidance to $3.90 to $4.20 (excluding the effect of any additional bond repurchases) from previous guidance of $4.10 to $4.30

•	Raising 2006 EPS guidance to $5.00 or more (excluding the effects of bond repurchases)

Bonita Springs, FL (October 31, 2005) – WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today reported its results for the third quarter of 2005. For the three months ended September 30, 2005, net income increased 38.3% to $39.7 million from $28.7 million for the third quarter of 2004 and diluted earnings per share (EPS) rose 37.1% to $0.85 from $0.62. Revenues for the third quarter of 2005 were $621.9 million compared with $472.2 million for the third quarter of 2004, a 31.7% increase. Results for the current quarter included a charge of $2.8 million related to early retirement of debt, which reduced earnings per share by approximately $0.04.

For the nine month period ended September 30, 2005, net income rose 114.7% to $131.6 million compared with $61.3 million during the same period a year ago and EPS rose 109.0% to $2.80 from $1.34 for the year-ago period. Revenues for the nine months ended September 30, 2005 increased 64.5% to $1.76 billion from $1.07 billion.

The aggregate value of new traditional and tower orders for the third quarter declined 3.3% versus the same period a year ago, to $667.0 million, while the number of unit orders declined 24.9% to 756. The average price of new orders rose 28.6% to $882,000 on higher average prices for both traditional and tower product. For the nine month period ended September 30, 2005, the aggregate value of traditional and tower homebuilding orders rose 16.3% over the same period a year ago to $1.93 billion while the number of unit orders declined 10.7% to 2,427. The average sale price of new orders rose 30.3% to $795,000, reflecting strong pricing power and a greater percentage of tower orders in the overall mix as well as mix changes in traditional homebuilding, including the company’s recently-acquired Mid-Atlantic Division. The company’s backlog rose to a record $2.51 billion, up 34.2% from the $1.87 billion reported a year earlier.

“The decline in orders WCI experienced in the third quarter was anticipated, as we expected permitting delays in certain communities in the Northeast U.S. and Florida to negatively impact short-term order comparisons,” said Jerry Starkey, President and CEO of WCI Communities. “WCI chose to slow down the release of product into the marketplace to maximize our margins while maintaining a backlog with reasonable delivery timeframes. By doing so, we are better able to align our costs with our pricing of units sold. In addition, our success earlier in the year in releasing towers and converting them to contract faster than originally anticipated resulted in fewer tower orders during the third quarter.”

Starkey continued, “The timing of our new product releases is expected to affect order growth comparisons over the next two quarters. Obtaining permits in most locations continues to take longer than it has historically. New WCI communities in Florida and the Northeast, originally scheduled to open in the latter half of 2005, are now expected to commence selling in the first half of 2006. This timing change, along with the continued limiting of releases in four existing communities, is expected to cause orders in the fourth quarter of 2005 and first quarter of 2006 to potentially fall below year-ago levels. However, as new communities and towers open for sale in 2006, orders are expected to grow substantially, with order growth for all of 2006 expected to range from 20% to 30% on both a unit and dollar basis.”

Traditional Homebuilding

Third quarter 2005 revenues in the Traditional Homebuilding Division were $311.2 million, up 76.1% from the $176.7 million posted in the third quarter of 2004. Third quarter unit deliveries totaled 582 compared with 367 during the same period last year. The average traditional home price at delivery was up 13.9% to $516,000 from $453,000 in the same period last year, reflecting changes in product mix and higher prices across many of the company’s products. Gross margins, including lot sales, increased to 20.1% from 16.9% in the same period a year ago, as effects from last year’s hurricanes and permitting delays, which lessened margins over the last three quarters, have largely subsided. Third quarter margins reflect greater interest in cost of sales, a result of a change in accounting methodology related to interest capitalization implemented last quarter. The capitalized interest accounting change reduced the gross margin percentage of revenues for the third quarter of 2005 by approximately 80 basis points. The gross margin impact from purchase accounting adjustments due to the Northeast and Mid-Atlantic acquisitions was approximately 140 basis points in the third quarter compared with 300 basis points in the same period a year ago.

For the nine month period ended September 30, 2005, traditional homebuilding revenues rose 99.5% to $770.4 million. The company closed 1,487 homes compared with 872 for the same period a year ago. Gross margin as a percentage of revenue decreased to 17.8% vs. 18.5% for the nine month period a year ago, reflecting the impacts of permitting and hurricane-related delays from the prior year. For the full year, the company expects Traditional Homebuilding gross margins to be in the 18% to 19% range, rising to between 21% and 23% in 2006.

The value of Traditional Homebuilding new orders for the third quarter 2005 rose 7.0% to $279.4 million, while the number of unit orders declined 27.7% to 423. For the nine months period ended September 2005, the value of Traditional Homebuilding orders rose 26.4% to $1.03 billion while the number of orders declined 18.7%. Traditional Homebuilding backlog ended the third quarter at a record $1.45 billion, up 38.1% over the third quarter 2004’s $1.05 billion.

Tower Homebuilding

Third quarter revenues in the Tower Homebuilding Division rose 5.4% to $254.0 million from $241.1 million in the third quarter of 2004. Gross margin as a percentage of revenue decreased to 25.1% from 31.3% in the same period last year. The prior year period benefited from one-time adjustments to closed towers, which added approximately 160 basis points to gross margin. In the current quarter, changes to estimated Tower Homebuilding gross margins and the revision of capitalized interest calculations reduced gross margins by a combined 180 basis points.

For the nine month period, revenues in the Tower Homebuilding Division jumped 32.6% to $696.4 million, benefiting from more towers under construction with a higher percentage of units sold. Gross margin as a percentage of revenue declined to 26.1% from 30.8% the same period last year, due principally to changes in the mix of units sold and under construction and cost savings recognized in the prior period on completed towers. Gross margin as a percent of revenue for the Tower Homebuilding Division is expected to range from 25% to 27% for 2005 and 25% to 28% for 2006.

The value of new tower orders for the quarter decreased 9.5% to $387.6 million on a 20.9% decrease in unit orders, to 333 units. Orders for the quarter decreased as fewer towers were initially converted to contract compared to last year. Year-to-date, Tower Homebuilding unit orders increased 9.6% in units and 6.7% in value to 844 and $897.8 million, respectively. The average sales price for Tower Homebuilding units sold in the third quarter of 2005 was $1,164,000 compared with $1,018,000 in the third quarter 2004. Tower Homebuilding backlog reached $1.06 billion, a 28.0% increase over the $828.2 million backlog at the end of the third quarter of 2004.

Real Estate Services

Third quarter Real Estate Services Division revenues totaled $40.9 million, up 22.8% from $33.3 million recorded for the third quarter of 2004. The continued expansion of our real estate brokerage business accounted for much of the increase. Third quarter gross margin as a percentage of revenue increased to 16.3% from 14.2% in the same period a year ago as overheads were leveraged over the higher level of revenue.

For the nine month period, Real Estate Services Division revenues totaled $128.5 million, up 24.0% from the $103.6 million recorded for the nine months ended September 30, 2004. Gross margin as a percentage of revenue over the period increased to 17.3% from 16.1% in the same period a year ago on stronger results from the company’s real estate brokerage business.

Other Items

Amenity operations experienced a loss of $1.5 million for the third quarter versus a $2.6 million loss in the third quarter of 2004 as operating deficits associated with new amenity facilities more than offset moderately increased membership revenues.

Other income and hurricane recoveries for the third quarter of 2005 totaled $1.5 million compared with other expenses, including hurricane expenses, of $1.0 million for the same period a year ago.

Interest expense for the third quarter declined to $9.3 million compared with $11.7 million in the same period a year ago, due to increased interest capitalization resulting from the revisions to the company’s capitalized interest calculations.

During the quarter, WCI repurchased one million shares of the company’s common stock at an average price of $30.90 per share and repurchased $31.4 million of its 10 5/8% senior subordinated notes due February 2011 (callable in February 2006) on the open market. In October 2005, the company’s Board of Directors approved the repurchase of an additional five million shares of WCI’s common stock, from time to time, based on certain parameters.

Selling, general, and administrative expenses including real estate taxes (SG&A) as a percentage of revenue for the third quarter 2005 declined to 7.8%, compared with 9.9% in the third quarter of the previous year, as a similar level of expense was spread over greater revenue.

Cash Flow/Financial Position/Balance Sheet

For the nine months ended September 30, 2005, net cash used in operating activities, including the purchase and development of real estate inventories, totaled $134.2 million compared with cash used of $172.1 million in the same period a year ago. Excluding land purchases of approximately $130.0 million, operating activities consumed net cash flow of $4.2 million.

On September 29, 2005, the company announced the increase of its available capital by $325 million through the issuance of $100 million of junior subordinated debt and $225 million in increased loan commitments under two existing revolving credit facilities.

Total liquidity, measured as the sum of cash plus available capacity under the unsecured revolving facility, totaled approximately $673.6 million at September 30, 2005. The maximum amount available to borrow under the company’s senior unsecured revolving credit facility was increased on September 27, 2005 to $875.0 million. The facility, which matures in 2008, contains an accordion feature under which the aggregate commitment can be increased to $1.0 billion should the company elect to bring additional participants and commitments into the facility.

The ratio of net debt to net capitalization of 58.4% increased 160 basis points compared with 56.8% at September 30, 2004. The company expects leverage at the end of 2005 to be in the 54% to 56% range.

Guidance

“With the uncertainty of timing of deliveries and damage done caused by Hurricane Wilma, we are reducing our earnings guidance for the fourth quarter and full year 2005,” said Starkey. “At this early date, we estimate costs and delays will impact fourth quarter 2005 and full-year 2005 EPS by $0.10 to $0.40 a share. With power still out in some of our market areas, it will take several weeks to ascertain the full impact of the hurricane. We expect to have more information on the storm’s impact at WCI’s Analyst & Investor Day scheduled for December 8, 2005. The event will be webcast and available on the Investor Relations section of WCI’s website.”

For 2005, the company’s current projections include:

•	*EPS of $3.90 to $4.20, growth of 49% to 60% over 2004
•	Net income of $180.0 million to $195.0 million
•	Revenues of $2.5 billion to $2.8 billion
•	Fourth quarter EPS to range between $1.10 and $1.40
•	Fourth quarter aggregate orders for Traditional and Tower Homebuilding projected to be down vs. the previous year as communities scheduled to begin selling in 2005 were moved into 2006

•	Traditional Homebuilding Division gross margins for the entire year to range between 18% and 19%.
•	Tower Homebuilding Division gross margins for the entire year to range from 25% to 27%

Looking ahead to 2006, the company expects:

•	*EPS of $5.00 or greater which includes approximately $0.15 of impact from the implementation of FAS 123R, the expensing of stock options

•	Traditional Homebuilding Division gross margins between 21% and 23%
•	Tower Homebuilding Division gross margins between 25% and 28%
•	Aggregate Traditional and Tower Homebuilding order value and unit growth of 20% to 30%; first quarter orders down due to timing of traditional and tower product releases

•	Begin selling in 10 to 12 new Traditional Homebuilding communities with a projected build-out of over 5,000 units
•	Release 16 to 20 towers with a projected sell-out value of $1.5 billion to $2.0 billion

*   Excludes any additional charges related to bond repurchases

Conference Call

WCI will conduct a conference call today at 10:00 AM EST in conjunction with this release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or can be accessed by telephone at (706) 679-5866 and asking for the WCI Communities conference call. A replay will be available after the call for a period of 36 hours by dialing (706) 645-9291 and entering conference code 1485793. The replay will also be available on the Company’s website. A slide presentation will accompany the call and can be accessed on the Company’s website in the Investor Relations section.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land of over 17,000 acres.

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For more information about WCI and its residential communities visit www.wcicommunities.com

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

WCI Communities, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2005	2004
Assets

Cash and cash equivalents	$72,256	$101,973
Contracts receivable	1,091,772	758,406
Real estate inventories	1,769,948	1,477,966
Property and equipment	223,736	176,589
Other assets	395,847	417,458

Total assets	$3,553,559	$2,932,392

Liabilities and Shareholders’ Equity

Accounts payable, accruals and other liabilities	$1,067,693	$894,292

Debt obligations:
Senior unsecured credit facility	273,700	190,730
Mortgages and notes payable	153,692	150,238
Senior subordinated notes	829,128	678,321
Junior subordinated notes	100,000	—
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	1,481,520	1,144,289

Total shareholders’ equity	1,004,346	893,811

Total liabilities and shareholders’ equity	$3,553,559	$2,932,392

Other Balance Sheet Data

Debt	$1,481,520	$1,144,289
Shareholders’ equity	1,004,346	893,811

Capitalization	$2,485,866	$2,038,100

Ratio of debt to capitalization	59.6%	56.1%

Debt, net of cash and cash equivalents	$1,409,264	$1,042,316
Shareholders’ equity	1,004,346	893,811

Capitalization, net of cash and cash equivalents	$2,413,610	$1,936,127

Ratio of net debt to net capitalization	58.4%	53.8%

6

WCI Communities, Inc.

Selected Revenues and Earnings Information

(in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
REVENUES
Homebuilding:
Homes	$300,439	$166,116	$740,726	$373,495
Lots	10,763	10,615	29,695	12,754

Total traditional	311,202	176,731	770,421	386,249
Towers	254,023	241,101	696,436	524,977

Total homebuilding	565,225	417,832	1,466,857	911,226
Real estate services	40,905	33,325	128,513	103,597
Amenity membership and operations	13,038	10,245	56,814	37,295
Land sales	899	9,230	100,899	12,916
Other	1,820	1,597	5,323	4,527

Total revenues	621,887	472,229	1,758,406	1,069,561

GROSS MARGIN
Homebuilding:
Homes	59,449	26,681	128,954	67,430
Lots	3,237	3,115	8,165	4,094
Total traditional	62,686	29,796	137,119	71,524
Towers	63,839	75,505	181,257	161,651
Total homebuilding	126,525	105,301	318,376	233,175
Real estate services	6,648	4,716	22,180	16,644
Amenity membership and operations	(1,545)	(2,604)	(3,822)	(1,879)
Land sales	635	2,422	77,221	4,105
Other	185	20	139	(36)

Total gross margin	132,448	109,855	414,094	252,009

OTHER INCOME AND EXPENSES
Equity in losses from joint ventures	1,923	1,339	827	613
Other income	(964)	(4,534)	(4,917)	(21,161)
Hurricane (recoveries) losses, net	(503)	5,580	(2,364)	5,580
Selling, general and administrative, including real estate taxes, net	48,636	46,730	163,293	128,285
Depreciation and amortization	4,110	3,468	11,683	9,969
Interest expense, net	9,255	11,670	25,016	30,205
Expenses related to early repayment of debt	2,776	—	4,295	—

Income before minority interests and income taxes	67,215	45,602	216,261	98,518
Minority interests	2,101	(1,306)	1,974	(2,145)
Income tax expense	25,404	18,238	82,697	39,329

Net income	$39,710	$28,670	$131,590	$61,334

EARNINGS PER SHARE
Basic	$0.89	$0.64	$2.93	$1.39
Diluted	$0.85	$0.62	$2.80	$1.34

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	44,841	44,525	44,965	44,105
Diluted	46,766	46,019	46,946	45,746

OPERATING DATA
Interest incurred, excluding warehouse credit facility	$26,644	$20,682	$76,403	$59,912
Interest included in cost of sales	$16,118	$8,196	$46,223	$18,328

WCI Communities, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the nine months ended September 30,
	2005	2004

Cash flows from operating activities:
Net income	$131,590	$61,334
Increase in real estate inventories	(144,315)	(270,803)
(Increase) decrease in contracts receivable	(333,366)	6,034
Increase in customer deposits	140,278	57,181
Decrease (increase) in restricted cash	20,356	(9,033)
Increase in accounts payable and other liabilities	(1,367)	(75,204)
All other	52,607	58,342

Net cash used in operating activities	(134,217)	(172,149)

Cash flows from investing activities:
Net cash paid for acquisition	(136,558)	(53,517)
Other	(36,960)	(35,382)

Net cash used in investing activities	(173,518)	(88,899)

Cash flows from financing activities:
Net borrowings under debt obligations	308,815	242,763
All other	(30,797)	(11,102)

Net cash provided by financing activities	278,018	231,661

Net decrease in cash and cash equivalents	$(29,717)	$(29,387)

SUPPLEMENTAL INFORMATION
Reconciliation of cash flows from operating activities to EBITDA (1)
Net cash used in operating activities	$(134,217)	$(172,149)
Interest expense, net	25,016	30,205
Interest included in cost of sales	46,223	18,328
Expenses related to early repayment of debt	4,295	—
Income tax expense	82,697	39,329
Depreciation and amortization	11,683	9,969
Increase in real estate inventories	144,315	270,803
Increase (decrease) in contracts receivable	333,366	(6,034)
Increase in customer deposits	(140,278)	(57,181)
(Decrease) increase in restricted cash	(20,356)	9,033
Increase in accounts payable and other liabilities	1,367	75,204
All other	(52,607)	(58,342)

Total EBITDA	$301,504	$159,165

(1)	Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company’s management believes that EBITDA is an indication of the Company’s ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from operating activities to EBITDA, the most directly comparable GAAP measure, is provided above.

WCI Communities, Inc.

Homebuilding Operational Data

(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
Combined Traditional and Tower Homebuilding
*Homes Closed (Units)	827	471	1,883	1,328
Net New Orders (Units)	756	1,006	2,427	2,717
Contract Values of New Orders	$666,999	$689,722	$1,928,671	$1,656,082
Average Selling Price Per New Order	$882	$686	$795	$610

Traditional Homebuilding
Average Selling Price Per Home Closed	$516	$453	$498	$428
Homes Closed (Units)	582	367	1,487	872
Net New Orders For Homes (Units)	423	585	1,583	1,947
Contract Values of New Orders	$279,374	$261,226	$1,030,915	$815,027
Average Selling Price Per New Order	$660	$447	$651	$419

Tower Homebuilding
*Homes Closed (Units)	245	104	396	456
Net New Orders (Units)	333	421	844	770
Contract Values of New Orders	$387,625	$428,496	$897,756	$841,055
Average Selling Price Per New Order	$1,164	$1,018	$1,064	$1,092

		September 30,
		2005	2004
Combined Traditional and Tower Homebuilding
Aggregate Backlog Contract Values,
Traditional and Tower Homebuilding		$2,508,130	$1,874,424

Traditional Homebuilding
Backlog (Units)		2,344	2,189
Backlog Contract Values		$1,451,746	$1,046,213
Active Selling Communities at the End of the Period		30	20

Tower Homebuilding
Cumulative Units in Backlog		1,915	1,172
Cumulative Contract Values		$2,153,769	$1,374,398
Less: Cumulative Revenues Recognized		(1,097,385)	(546,187)

Backlog Contract Values		$1,056,384	$828,211

Towers under construction during the period recognizing revenue		18	11

*  The Company uses the percentage of completion method to recognize revenue on sold tower units. Accordingly, the closing of tower homes corresponds with the collection of contracts receivable.